UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Earliest Event Reported: March 31, 2022

ARRAY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39613	83-2747826
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3901 Midway Place NE
Albuquerque, New Mexico 87109
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (505) 881-7567

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	ARRY	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On April 5, 2022, the Company announced its financial results for the quarter and year ended December 31, 2021, by issuing a press release. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. In the press release, the Company also announced that it would be holding a conference call on April 5, 2022, at 5:00 p.m. Eastern Time to discuss its financial results and provide an investor presentation A copy of the investor presentation will be posted to our website at www.arraytechinc.com. The investor presentation is attached as Exhibit 99.2 to this Current Report on Form 8-K, respectively.

The information included in Item 2.02 of this Current Report on Form 8-K and the exhibits attached hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in any such filing.

Certain non-GAAP measures are set forth in Exhibit 99.1. A non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The disclosure in Exhibit 99.1 allows investors to reconcile the non-GAAP measures to GAAP.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2022, Array Technologies, Inc. (the “Company”) announced that Jim Fusaro, Chief Executive Officer (“CEO”) and a member of the Board of Directors (the “Board”) of the Company, would terminate his employment as CEO and cease serving as a member of the Board, effective as of April 18, 2022. The Board appointed Kevin Hostetler to serve as the Chief Executive Officer of the Company, effective as of April 18, 2022. There were no circumstances representing disagreement with the Company that caused Mr. Fusaro’s separation as CEO and director.

Prior to his appointment as CEO of the Company, Mr. Hostetler, age 53, served as Chief Executive Officer of Rotork starting in February 2018 and a special advisor from February 2022 through March 2022. Prior to joining Rotork, Mr. Hostetler served as Chief Executive Officer of FDH Infrastructure Services from November 2014 to February 2018, where he led the and construction services provider through a series of acquisitions to support improvement of aging critical infrastructure, such as bridges, dams, and transmission towers. From March 2012 to November 2014, Mr. Hostetler was Executive Advisor to Wind Point Partners, a private equity firm focused on growth capital investments and leveraged buyouts in middle-market companies. Mr. Hostetler held ascending leadership roles from 2007 to 2012 at IDEX Corporation, where he served as an officer of the company and the Group President of the of the Fluid and Metering Technologies Segment and IDEX Asia, which includes operating platforms in energy, water, chemical, food and agriculture from February 2010 to March 2012. From 1995 to 2002, Mr. Hostetler also spent seven years at Ingersoll Rand in progressive P&L leadership and business development roles within the Industrial Technologies Segment. In addition, Mr. Hostetler served as a director of Strategic Materials from January 2015 to November 2017 and as Executive Chairman of the board of directors of Taylor-Wharton Cryogenics LLC from May 2014 to November 2014. Mr. Hostetler has a B.S. in Finance from King’s College, an M.B.A. in Corporate Governance and Crisis Management from Northwestern University Kellogg School of Management and an Executive M.B.A. from the NYU Stern School of Business.

On April 3, 2022, the Company entered into an employment offer letter (the “Offer Letter”) with Mr. Hostetler setting forth certain terms of his employment with the Company commencing April 18, 2022. The Offer Letter and Mr. Hostetler’s employment thereunder may be terminated with or without cause or notice, by the Company or by Mr. Hostetler, subject to the rights and obligations contained therein.
Under the terms of the Offer Letter, Mr. Hostetler will receive (i) an initial annual base salary of $850,000, (ii) an annual incentive bonus at a target level of 125% of his base salary, based on the achievement of the Company’s corporate objectives and Mr. Hostetler’s individual objectives, in each case, as established by the Board or the Compensation Committee, (iii) a one-time sign-on bonus of $1,000,000, payable on Mr. Hostetler’s first regularly scheduled payroll, subject to applicable withholdings and certain time-based repayment requirements in the event Mr. Hostetler’s employment is terminated for cause or Mr. Hostetler resigns without good reason (each as defined in the Offer Letter), and (iv) a one-time relocation bonus of $200,000 to assist with certain relocation expenses, payable with Mr. Hostetler’s first regularly scheduled payroll, subject to applicable withholdings and subject to certain time-based repayment requirements in the event Mr. Hostetler’s employment is terminated for cause or Mr. Hostetler resigns without good reason.
Mr. Hostetler will also be eligible to receive an annual grant under the Company’s Long Term Incentive Plan (the “LTIP”), in the discretion of the Board or the Compensation Committee. Subject to applicable approvals, Mr. Hostetler will receive an initial equity grant under the LTIP upon the commencement of his employment, with an approximate value of $3,200,000, based on the closing price of the Company’s common stock on the date preceding the announcement of Mr. Hostetler’s appointment (the “Initial Equity Grant”). Sixty percent of the Initial Equity Grant will be in the form of Performance Stock Units (“PSUs”) subject to vesting over a three-year performance period contingent upon the achievement of certain Company performance criteria determined by the Board or the Compensation Committee and set forth in the LTIP, and forty percent of the Initial Equity Grant will be in the form of Restricted

Stock Units (“RSUs”) vesting in three equal annual installments beginning on the first anniversary of the grant date, in each case subject to Mr. Hostetler’s continued employment through the applicable vesting date.
Under the Offer Letter, Mr. Hostetler would be entitled to severance upon the termination of his employment in certain circumstances pursuant to the Company’s executive severance and change in control plan (the “Severance Policy”). Pursuant to our Severance Policy, upon a termination of employment without cause, Mr. Hostetler’s resignation with good reason or a termination by mutual agreement that qualifies as an involuntary termination, and subject to Mr. Hostetler’s execution and non-revocation of a general release of claims in favor of the Company and Mr. Hostetler’s compliance with his existing restrictive covenants, Mr. Hostetler is entitled to (i) 150% of the sum of his annual base salary and target bonus opportunity and (ii) subject to his timely election of COBRA coverage, payment of the Company’s portion of monthly COBRA premiums for 18 months (or, if earlier, until he becomes eligible for coverage under a subsequent employer’s health plan). In addition, If Mr. Hostetler is terminated in connection with or within 12 months following a change in control of the Company, he is instead entitled to (i) 200% of the sum of his annual base salary and target annual bonus opportunity and (ii) subject to his timely election of COBRA coverage, payment of the Company’s portion of monthly COBRA premiums for 24 months (or, if earlier, until he becomes eligible for coverage under a subsequent employer’s health plan). Additionally, upon Mr. Hostetler’s qualifying termination, whether or not in connection with a change in control of the Company, all outstanding RSUs would continue to vest over the severance period as if Mr. Hostetler had remained employed through each subsequent vesting date and all outstanding PSUs for which the performance period has not been completed will remain outstanding and eligible to vest based on actual achievement of the performance metrics through the applicable performance period, pro-rated to reflect the portion of the performance period during which Mr. Hostetler was employed by the Company.
The foregoing is not a complete description of the Offer Letter or the Severance Policy and is qualified in its entirety by reference to the full text and terms of the Offer Letter and the Severance Policy, which are filed as Exhibits 10.1 and 10.2 to this report, respectively, and incorporated herein by reference.
The Company appointed Mr. Hostetler as a member of the Board, effective April 18, 2022. Mr. Hostetler was appointed to fill the vacancy following Mr. Fusaro’s separation. Mr. Hostetler will serve as a Class III director, which class will stand for re-election at the 2023 annual meeting of stockholders. Mr. Hostetler will not receive additional compensation for his role as a director. Because of his operational expertise, and his role as the Company’s CEO the Company believes that Mr. Hostetler is well-qualified to serve as a member of the Board.

There are no arrangements or understandings between Mr. Hostetler and any other person pursuant to which he was appointed as Chief Executive Officer of the Company. Mr. Hostetler does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no related party transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the SEC) between Mr. Hostetler and the Company.

In connection with the termination of Mr. Fusaro’s employment, which the Company has determined is a termination by mutual agreement that qualifies as an involuntary termination under our Severance Policy, Mr. Fusaro and the Company entered into a Transition Agreement (the “Transition Agreement”), dated as of March 31, 2022, which confirms the date of Mr. Fusaro’s separation (the “Separation Date”), the terms of Mr. Fusaro’s separation and the amounts due pursuant to our Severance Policy. Pursuant to the Transition Agreement, subject to Mr. Fusaro’s execution and non-revocation of a general release of claims in favor of the Company and Mr. Fusaro’s compliance with his existing restrictive covenants, the Company will pay Mr. Fusaro the following, pursuant to the terms of our Severance Policy: (i) an amount equal to $1,950,000, which represents 1.5 times the sum of Mr. Fusaro’s annual base salary plus his target annual bonus, for a severance period of 18 months following the Separation Date and (ii) subject to his timely election of COBRA coverage, payment of the Company’s portion of monthly COBRA premiums for 18 months (or, if earlier, until he becomes eligible for coverage under a subsequent employer’s health plan).

In addition, (i) the unvested portion of any outstanding time-based RSUs on the Separation Date (after giving effect to any accelerated vesting provide under the terms of the award agreements evidencing such awards) will continue to vest over the severance period as if Mr. Fusaro had remained employed through each subsequent vesting date, and (ii) any outstanding PSUs for which the performance period has not been completed will remain outstanding and eligible to vest based on actual achievement of the performance metrics through the applicable performance period, pro-rated to reflect the portion of the performance period during which Mr. Fusaro was employed by the Company through the Separation Date.

The foregoing is not a complete description of the Transition Agreement and is qualified in its entirety by reference to the full text and terms of the Transition Agreement, which is filed as Exhibit 10.3 to this report and incorporated herein by reference. In addition, Mr. Fusaro’s Employment Offer Letter was previously filed by the Company as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 10, 2021.

Item 7.01    Regulation FD Disclosures.

On April 5, 2022, the Company issued a press release announcing the appointment of Mr. Hostetler as the Company’s Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated by reference herein.

The information included in Item 7.01 of this Current Report on Form 8-K and the exhibit attached hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act, or the Exchange Act, regardless of any general incorporation language in any such filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit#	Description

10.1	Employment Offer Letter, dated as of April 3, 2022, by and between Array Technologies, Inc. and Kevin Hostetler.

10.2	Array Technologies, Inc. Executive Severance and Change in Control Plan.

10.3	Separation Agreement, dated as of March 31, 2022, by and between Array Technologies, Inc. and Jim Fusaro.

99.1	Press Release of Array Technologies, Inc., dated April 5, 2022.

99.2	Investor Presentation of Array Technologies, Inc., dated April 5, 2022.

99.3	Press Release of Array Technologies, Inc., dated April 5, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Array Technologies, Inc.

Date: April 5, 2022	By:	/s/ Tyson Hottinger
Name: Tyson Hottinger
Title: Chief Legal Officer